Exhibit 10.3

CONFIDENTIAL

Re:	Letter of Intent for Tender Exchange of Existing Equity Securities

Prepared for: ________

Dear ________:

This letter agreement sets forth our agreement and understanding as to the essential terms of the tender exchange of certain existing equity securities of Amarantus BioScience Holdings, Inc. (the "Company") located at 315 Montgomery Street, Suite 900, San Francisco, CA 94104, including surrender of all warrants owned by ______ (“Holder”) and a collateral release of assets of the Company, in return for receipt of newly issued equity securities in the Company (“Tender Exchange”) as duly authorized and issued by the Company. The parties intend this letter agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

1.       Definitive Legal Agreements. The purpose of this letter agreement constructed as a binding Letter of Intent (this “LOI”) is to set forth certain specific financial terms of the Tender Exchange for the Holder, and the conditions precedent to be achieved by or before the Closing Date (defined below). Legal agreements, releases, the forms of the securities, and any other documents that may be required to attain the completion of the conditions precedent for the Tender Exchange (“Legal Agreements”) shall contain customary conditions, representations, warranties, covenants, indemnities and other terms, including terms substantially as set forth in this LOI and in the Tender Exchange Term Sheet attached as Exhibit A hereto. Upon execution of this LOI, the parties hereto will continue in good faith to commit their resources to negotiate, prepare, and review the Legal Agreements required to execute the Tender Exchange as soon as practicable, but no later than the expiration of the Stand Still Period (as defined in Paragraph 3 below), as such may be extended pursuant to Paragraph 3. A majority of all such Holders will be required to agree and execute the Legal Agreements, and the Tender Exchange completed as soon as possible. The parties agree that the Legal Agreements shall incorporate the financial terms as provided herein, which terms shall not be subject to re-negotiation.

2.       Termination. AMBS retains the sole right to terminate this LOI, in the event that a) less than a majority of Holders of certain equity securities respectively execute this form of LOI and subsequently the related Legal Agreements as may be required (“Lack of Majority”), and/or b) failure to attain completion of conditions precedent by or before the Closing Date. AMBS will advise the Holders by written notice at any time after the earliest of the following to occur (a “Termination Event”): (i) Lack of Majority; or (ii) absence of agreement on non-financial terms of the Legal Agreements and/or failure to attain completion of conditions precedent on a timely basis by the Closing Date.

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Binding LOI for Tender Exchange

3.       Stand Still Period. Unless this LOI is terminated as provided in Paragraph 2 above, for a period from the date of execution of this LOI up to and including the Closing Date (the “Stand Still Period”), each Holder agrees not to, directly or indirectly, and shall cause its employees, shareholders and directors not to, directly or indirectly, solicit, encourage, contact, enable or negotiate with any other person regarding the pledge, hypothecation, lien, sale, license or other transfer of the assets, debt, and equity securities of AMBS that are the subject of the Tender Exchange. The parties may extend the Stand Still Period by mutual agreement on a change to the Closing Date if such mutual agreement is by or before the previously agreed Closing Date. During the Stand Still Period AMBS maintains the right to operate its business including as required any financings related thereto.

4.       Closing Date: The closing date shall be determined as 3 business days following the attainment of the conditions precedent as specified in Exhibit A (“Closing Date”); provided, however in the event of a Funding Date (defined in Exhibit A below), such closing date shall be no later than the Funding Closing Date (defined in Exhibit A below).

5.       Confidentiality; Restrictions on Use. Each of AMBS and the Holder will use the Due Diligence Information (defined below) solely for the purpose of completing the Legal Agreements and unless and until the parties consummate the Tender Exchange, its affiliates, directors, officers, employees, advisors, and agents (the Purchaser's "Representatives") will keep the Due Diligence Information strictly confidential. Each of AMBS and the Holder will disclose the Due Diligence Information only to those its’ respective Representatives who need to know such information for the purpose of consummating the Tender Exchange. Each of AMBS and the Holder agrees to be responsible for any breach of this paragraph 5 by any of its’ respective Representatives. In the event the Tender Exchange is not consummated, each of AMBS and the Holder the Purchaser will certify in writing that all such materials or copies of such materials have been destroyed, except for the retention as may be required by law or securities exchange regulations. The Holder will not use any Due Diligence Information (“Restrictions”) in the event that the Tender Exchange is not consummated. Neither party shall make any public announcement or public statement or respond to any press inquiry pertaining to this LOI or the Tender Exchange without the prior written approval of the other party, except for disclosures (a) as may be required by law or securities exchange regulations or (b) to Representatives and existing shareholders or funding parties, provided such disclosure is on a need-to-know basis and subject to non-use and non-disclosure provisions consistent with the confidentiality provisions herein. The provisions of this paragraph 5 will survive the termination of this LOI.

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Binding LOI for Tender Exchange

6.       Due Diligence. In connection with the due diligence hereunder, during the Stand Still Period, the Holder and AMBS will cause its representatives to make available the necessary data, information and materials required to understand the rationale of the Tender Exchange and to complete the Legal Agreements (“Due Diligence Information”) to the other party or its Representatives as they may reasonably request, in all cases subject to the confidentiality obligations specified in clause 5.

7.       Corporate Authority. Each party acknowledges it has all requisite corporate power and authority to enter into this LOI and, to consummate the Tender Exchange as contemplated herein. By execution of this LOI including Exhibit A, each party affirms that this LOI is not subsequently subject to any board ratification or approval.

8.       Conditions to Obligation. The Holder and AMBS will be obligated to consummate the Tender Exchange unless AMBS has failed to obtain completion of the conditions precedent, notwithstanding AMBS’ best efforts to attain agreement with the Holder on the Legal Agreements that are required in connection with the Tender Exchange.

9.       Miscellaneous. This LOI (together with Exhibit A hereto) and the Legal Agreements shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles. This LOI together with Exhibit A hereto is the entire agreement between the parties with respect to the subject matter herein and may be modified only by a subsequent written agreement signed by both parties. Each of AMBS and the Holder will be solely responsible for its own expenses, including legal fees, incurred in connection with the Tender Exchange, including the negotiation and execution of the Legal Agreements. By their signatures set forth below, the parties hereby agree to this LOI together with Exhibit A hereto as of the last date of the signatures set forth below.

(Signatures on following page)

Initials: ______ / ______

Binding LOI for Tender Exchange

If you are in agreement with the terms of this letter agreement, please initial each page with no other changes and sign in the space provided below and return that signed copy back to my attention by or before 12 noon EST on Friday December 23, 2016. Upon receipt of a signed copy of this letter, we will proceed with our plans for consummating the Tender Exchange in a timely manner.

Very truly yours,

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:_______________________

Gerald E. Commissiong

President & Chief Executive Officer

Agreed and Accepted by:

:

By:

Name:

Title:

Date:

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CONFIDENTIAL

Exhibit A

To Binding Letter of Intent between

Amarantus BioScience Holdings Inc. (OTCMKTS: AMBS) and

Holder: ____________

Amarantus BioScience Holdings Inc. (“AMBS” or the “Company”) hereby proposes the indicative terms and conditions of its restructuring (“Restructuring”) including terms for the tender exchange of existing preferred equity (“Preferred Exchange”) (for each type of security, an “Exchange” and collectively, with other debt securities, the “Tender Exchange”) as summarized for you (“Holder”) on the following page Table A for the Preferred Exchange, [with a summary overall as seventy-five percent (75%) the preferred equity will be used for the Preferred Exchange, as further described below.

Documentation:	Terms herein, except for the financial terms of the Exchange summarized herein which are agreed, are subject to agreement and execution of final documentation by or before the Closing Date (defined below) of each security Exchange comprising the Tender Exchange that is required to occur simultaneously. AMBS will pay up to $100,000 in aggregate (“Maximum Legal Costs”) for all of the Holder’s legal counsel representing parties to the Debt Exchange and the Preferred Exchange based on submitted invoices and all back-up to the Holder, and if the aggregate of invoices is in excess of the Maximum Legal Costs, then the Maximum Legal Costs will be allocated pro rata to each Holder based on their respective investment amount, which pro rata share may be combined for convenience for Holders using the same legal counsel; provided after such allocation, any legal costs in excess of each Holder’s allocation will be the responsibility of that Holder.

Preferred Exchange:

AMBS proposes to exchange the shares of Avant Diagnostics, Inc. (OTCMKST: AVDX) that it beneficially owns, for the preferred equity previously issued by AMBS, as follows:

1)      “Preferred Exchange Amount Avant” shall be for the stated value of previously issued preferred equity and for the surrender of all warrants issued therewith as of the Closing Date

2)      “Preferred Exchange Factor for Avant” shall be thirty-seven and one-half percent (37.50%)

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CONFIDENTIAL

3)      “Number of Shares” in AVDX shall be a) the product the Preferred Exchange Amount Avant times the Preferred Exchange Factor for Avant, with such product divided by b) the lower of i) $0.16 per share and ii) the share price of AVDX as of two (2) business days preceding the Closing Date as defined below (“AVDX Divisor”), with such AVDX Divisor being subject to a floor of $0.12 per share (“AVDX Floor”), to estimate c) the number of shares, with final share amount issued to be rounded down (no fractional shares). For clarity, the AVDX Divisor and AVDX Floor herein for the Preferred Holders is intended to be the same as used for the Debt Exchange of Avant for the Debt Holders described above

4)      “Liquidation Terms for AVDX” to be memorialized on the legend of the AVDX securities as follows: the Preferred Holder shall be allowed to sell that amount of the AVDX common stock equal to i) on a daily basis, up to five percent (5%) of the average trading volume subject to ii) a maximum of 0.50% (1/2%) of the outstanding shares of AVDX and a minimum of 0.4167% per trading day (derived from 25% divided by 60 trading days) times twenty-five percent (25%) of the Number of Shares (“AVDX Leak Out Percentage”) after the date that is the earlier of iii) the quarterly period end date (each such quarter, an “AVDX Liquidation Interval”) following nine (9) months after the Closing Date of this Tender Exchange defined below and for the next two (2) successive quarters thereafter (“AVDX Quarterly Liquidation Amount”) and iv) the first close of trading no earlier than six (6) months after the Closing Date of this Tender Exchange defined below when that closing price for AVDX is greater than one hundred and fifty percent (150%) of the AVDX Divisor (such AVDX price the “AVDX Qualifying Price”) (such first date, the “AVDX First Liquidation Date”); provided, however the such liquidation is on a non-cumulative basis so that if the Preferred Holder did not sell any of its AVDX shares in the previous AVDX Liquidation Interval, the maximum amount of shares sold in any subsequent AVDX Liquidation Interval cannot be greater than the AVDX Quarterly Liquidation Amount for that quarter; and finally, there will be no liquidation restrictions after the third successive quarterly period following the AVDX First Liquidation Date.

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CONFIDENTIAL

5)      AVDX completes the up-listing of its equity including compliance with reporting requirements within nine (9) months from the Closing Date defined below, otherwise the Liquidation Terms for AVDX will not apply and the Holders are free to trade the shares.

Furthermore, AMBS proposes to exchange the new shares of common stock in AMBS via a new convertible note (“New Notes (Preferred)”) with subsequent Conversion Terms and Trading Restrictions described below, for the preferred equity previously issued by AMBS, as follows:

6)      “Preferred Exchange Amount AMBS” shall be for the stated value of previously issued preferred equity and for the surrender of all warrants issued therewith as of the Closing Date

7)      “Preferred Exchange Factor for New Notes (Preferred)” shall be thirty-seven and one-half percent (37.50%)

8)      “New Notes Principal Amount (Preferred)” of the New Notes (Preferred) shall be the product of a) Preferred Exchange Amount AMBS times the Preferred Exchange Factor for New Notes (Preferred), to estimate b) the principal amount of the New Notes (Preferred)

9)      The New Notes AMBS (Preferred) will be non-interest bearing and will have an initial maturity date of nine months from the Tender Exchange Date, to provide sufficient time for the restructuring and related up-list of AMBS

Provided, however, that the sum of the Preferred Exchange Factor for Avant plus the Preferred Exchange Factor for New Notes (Preferred) shall not exceed seventy-five percent (75%) in relation to the total amount of preferred equity issued by AMBS to the Holder that is the subject of this Tender Exchange.

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CONFIDENTIAL

Conversion Terms & Trading Restrictions for New Notes (Preferred):

The New Notes (Preferred) will be subject to the following Conversion Terms and Trading Restrictions, noting that these are to be the same as for New Notes Debt that are issued to Debt Holders under their Debt Exchange:

1)      “Conversion Terms” as follows: conversion to new AMBS shares shall be permitted after the up-list of AMBS to NASDAQ or NYSE at price per share equal to or greater than the minimum price per share required for the up-list (“Up List Price”) and the passage of minimum time of any regulatory period for the shares being free to trade (“Free Trading Date”). After the up-list, the “New Notes Conversion Amount” shall be the Tranche Size (defined below) of the New Notes Principal Amount (Debt) or New Notes Principal Amount (Preferred) divided by 100% of the average price per share of AMBS for the immediately preceding twelve (12) trading days (“Determination Period”) with such share price subject to an increase cap of two hundred fifty percent (250%) of the Up List Price (“Conversion Price”) to estimate the number of new AMBS shares, with final share amount issued to be rounded down (no fractional shares). The daily liquidation by any Holder of such block of new AMBS shares as issued (“Tranche Block”) shall be limited to no more than 5% of the average trading volume of the prior five (5) trading days subject to a minimum of 0.3125% per trading day (derived from 25% divided by 80 trading days) times the Tranche Size defined below (“Liquidation Limit”). “Trading Restrictions” for these new AMBS shares are listed as 2) and 3) below:

2)      For any sale proposed by any Holder of the new AMBS shares in excess of the Liquidation Limit size (i.e. a block trade), AMBS will have a) the right of first refusal to purchase such block at a price equal to the average price per share of the prior five (5) trading days using the closing price, and b) if not purchased by AMBS, AMBS will have approval rights of the counter party proposed by any Holder for such block trade

3)      “Tranche Size” shall be 25% of the New Notes Principal Amount (Debt) or New Notes Principal Amount (Preferred), and the Holder will be able to liquidate a maximum of the Tranche Size amount beginning at the next trading day after the date that is the earlier of i) nine (9) months from the Closing Date of this Tender Exchange defined below (“First Liquidation Interval”) and ii) the first close of trading when that closing price for AMBS is greater than one hundred and fifty percent (150%) of the Up List Price (such AMBS price the “Qualifying Price”), and subsequently at four (4) month intervals thereafter (“Subsequent Liquidation Interval”) in each case liquidating any Tranche Blocks subject to the Liquidation Limit of the Tranche Size continuously over such period; any unused amounts of a Tranche Size would be rolled to the next Liquidation Interval and eligible for sale in Tranche Block sizing (or aggregated for a block trade on terms as described above). During the Determination Period, there will be no trading or liquidation of shares. The intent of the Tranche Size and the liquidation intervals as defined is to enable the Holder to sell out 100% the position over time within approximately twenty-four months from the Free Trading Date

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CONFIDENTIAL

4)      AMBS will ensure that there are sufficient AMBS shares in reserve prior to the execution of conversion with no delay to the Holders of New Notes (Debt) and the New Notes (Preferred)

5)      AMBS completes the up-listing of its equity including compliance with reporting requirements within nine (9) months from the date of this LOI, otherwise the liquidation terms for AMBS as specified by clauses 1 through 3 of this section will not apply and the Holders are free to trade the shares

New Class of Shares in Cutanogen:

AMBS proposes to issue a new class of shares of its equity interest in Cutanogen (“New Class”), as follows:

1)      “New Class Equity Preferred %” shall be the percentage amount of the New Class Equity available for the Preferred Holders in aggregate as fifteen percent (15%)

2)      For any Preferred Holder, its’ “Preferred Holder Allocation to Cutanogen” shall be determined as the pro-rata share of its equity investment in AMBS with respect to other current Preferred Holders multiplied by New Class Equity Preferred %, noting that the sum of all such Preferred Holder Allocation to Cutanogen shall equal the New Class Equity Preferred % of fifteen percent (15%)

3)      The New Class shall a) have no voting rights, b) be subject to dilution

4)      AMBS will have repurchase rights in its sole discretion for a period of thirty-six (36) months from the issuance date of the New Class for an aggregate repurchase amount of fifty million dollars ($50,000,000)

Holder Name: __________:
Preferred Holder Allocation to Cutanogen: %
(indicative, subject to verification of related investment amounts)

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CONFIDENTIAL

Closing Date:	Three (3) business days following the attainment of the conditions precedent listed below; provided, however in the event of a Funding Date (defined below), such closing date shall be no later than the Funding Closing Date (defined below).

Funding Date and Funding Closing Date:	In the event that any funding is agreed for a minimum of a) $1.5 million for AMBS, or b) $2.5 million for Cutanogen, or c) $1.5 million for AVDX (for any such funding, a “Funding Date”) the Holders agree to unconditionally release all of the assets of AMBS and a subordination of the Holders interests therein, by or before the first related closing date as agreed by the funding source (“Funding Closing Date”).

Conditions Precedent:

Documentation to evidence progress, completion or binding agreement to attain the following:

1)       form of binding LOI from each Holder (convertible debt, preferred equity, etc.)

2)       Letter of intent for the merger of AVDX and PHDx

3)      Letter of intent for the investment of assets into AMBS by SeD BioMedical (or other entity owned by such owner) including a list of target assets

4)      Summary of strategy for Cutanogen including a) documentation for the relationship with Alliqua, and b) prior to or contemporaneous with the first Funding Date, the issuance to Debt Holders and the Preferred Holders of the New Class of shares in Cutanogen

5)      Debt Exchange agreement and closing docs

6)      Preferred Exchange agreement and closing docs

7)      Delivery of physical securities and notes by all Holders (including any warrants attached or issued) to escrow agent at location of closing & settlement

8)      New securities to be issued to the Holder

9)     Other documents, agreements, and requirements as identified by AMBS legal counsel as being necessary for closing the Tender Exchange

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